Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the New York & Company, Inc. Amended and Restated 2006 Long-Term Incentive Plan of our report dated March 18, 2009, with respect to the consolidated financial statements and schedule of New York & Company, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of New York & Company, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended January 31, 2009, filed with the Securities & Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

November 19, 2009